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Exhibit (a)(1)(F)

May 15, 2015

Dear Participant in the EMCORE Corporation 401(k) Plan:

        You are being sent the enclosed tender offer materials because our records reflect that, as a participant in the EMCORE Corporation 401(k) Plan (the "Plan"), all or a portion of your individual account is invested in the EMCORE Corporation Company Stock Fund (the "Stock Fund"). The tender offer materials describe an offer by EMCORE Corporation ("EMCORE" or the "Company") to purchase shares of its common stock, no par value per share (the "Shares"), up to an aggregate purchase price of $45 million, at a price not greater than $6.75 nor less than $6.25 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase (the "Offer").

        As described below, you have the right to instruct Prudential Retirements, as Trustee of the Plan (the "Trustee"), concerning whether to tender Shares related to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to EMCORE's Depositary, American Stock Transfer & Trust Company (the "Depositary"), in the enclosed return envelope so that it is RECEIVED by 5:00 p.m., New York City Time, on Tuesday, June 9, 2015, unless the Offer is extended, in which case the deadline for receipt of instructions will, to the extent feasible, be four business days prior to the expiration date of the Offer. If you do not complete the enclosed Direction Form and return it to the Depositary on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares related to your individual account under the Plan will be tendered.

        The remainder of this letter summarizes the transaction, your rights under the Plan, and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated May 15, 2015 (the "Offer to Purchase"), enclosed with this letter.

BACKGROUND

        EMCORE has made an Offer to purchase up to an aggregate purchase price of $45 million of its Shares from its shareholders at a price not more than $6.75 and not less than $6.25 per Share, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. EMCORE will select the lowest purchase price (in increments of $0.10) that will allow it to purchase up to $45 million of its Shares. Subject to the terms and conditions of the Offer as set forth in the Offer to Purchase, if the total value of Shares tendered is less than or equal to $45 million, EMCORE will purchase all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

        The enclosed Offer to Purchase sets forth the terms and conditions of the Offer and is being provided to all of EMCORE's shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

        The Offer extends to the Shares held by the Plan. As of December 31, 2014, the Plan held approximately 678,391.574 Shares. Only Prudential Retirements, as Trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct the Trustee whether or not to tender some or all of the Shares attributable to your individual account under the Plan, and at what price or prices. Unless otherwise required by applicable law, the Trustee will tender Shares attributable to participant accounts in accordance with participant instructions and the Trustee will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to the Depositary on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

        The enclosed Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when the Trustee tenders Shares on behalf of the Plan, it may be required to tender Shares on terms different than those set forth on your Direction Form.

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits the sale of Shares to EMCORE for less than "adequate consideration," which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. The Trustee will determine "adequate consideration," based on the prevailing or closing market price of the Shares on the NASDAQ Global Market, on or about the date the Shares are tendered by the Trustee (the "prevailing market price"). Accordingly, depending on the prevailing market price of the Shares on such date, the Trustee may be unable to follow participant directions to tender Shares to EMCORE at certain prices within the offered range. The Trustee will tender or not tender Shares as follows:

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  If the prevailing market price is greater than the maximum tender price offered by EMCORE ($6.75 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

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  If the prevailing market price is lower than the price at which you direct Shares be tendered, the Trustee will follow your direction both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

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  If the prevailing market price is greater than the price at which you direct the Shares be tendered but within the range of $6.25 to $6.75, the Trustee will follow your direction regarding the percentage of Shares to be tendered, but only with respect to your Shares which were tendered at a price equal to or greater than the prevailing market price.

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  If the prevailing market price is within the range of $6.25 to $6.75, for all Shares directed to be tendered at the "per Share purchase price to be determined under the tender offer," the Trustee will tender such Shares at the lowest tender price that is not less than the prevailing market price.

        Unless otherwise required by applicable law, the Trustee will not tender Shares attributable to participant accounts for which it has not received a completed Direction Form, or for which it has received a direction not to tender pursuant to the Direction Form. The Trustee makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY

        To assure the confidentiality of your decision, the Depositary, American Stock Transfer & Trust Company, LLC and their affiliates or agents will tabulate the Direction Forms and return aggregate results to the Trustee. Neither the Trustee nor the Depositary will make your individual direction available to EMCORE.

PROCEDURE FOR DIRECTING THE TRUSTEE

        Enclosed is a Direction Form which should be completed and returned to the Depositary. For purposes of the final tabulation, the Trustee will apply your instructions to the number of Shares attributable to your account as of Tuesday, June 9, 2015, or as of a later date if the Offer is extended.

        If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

        To properly complete your Direction Form, you must do the following:

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  either (1) check the box in the section captioned "Shares Tendered At Price Determined Under The Offer" in order to maximize the chance of having EMCORE accept for payment all of the Shares tendered (subject to the possibility of proration) or (2) check the box indicating the price per Share at which such shareholder is tendering Shares under "Shares Tendered At Price Determined by Shareholder." Selecting option (1) could result in the shareholder receiving the minimum price per Share of $6.25. ONLY ONE BOX UNDER (1) OR (2) MAY BE CHECKED. IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES. A SHAREHOLDER WISHING TO TENDER PORTIONS OF SUCH SHAREHOLDER'S SHARE HOLDINGS AT DIFFERENT PRICES MUST COMPLETE A SEPARATE DIRECTION FORM FOR EACH PRICE AT WHICH SUCH SHAREHOLDER WISHES TO TENDER EACH SUCH PORTION OF SUCH SHAREHOLDER'S SHARE HOLDINGS.

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  Date and sign the Direction Form in the space provided.

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  Return the Direction Form in the enclosed return envelope so that it is received by the Depositary at the address listed on the Direction Form no later than 5:00 P.M., New York City Time, on Tuesday, June 9, 2015, unless the Offer is extended, in which case, to the extent feasible, the participant deadline shall be four business days prior to the expiration date of the Offer.

        Your direction pursuant to your Direction Form will be deemed irrevocable unless withdrawn by 5:00 p.m., New York City Time, on Tuesday, June 9, 2015, unless the Offer is extended by EMCORE. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling the Information Agent, MacKenzie Partners, Inc. (the "Information Agent"), toll-free, at (800) 322-2885 or (212) 929-5500 (collect). Upon receipt of a new, completed and signed Direction Form, your previous direction under your previously submitted Direction Form will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from the Information Agent and repeating the previous instructions for directing tender as set forth in this letter.

        After the deadline above for returning the Direction Form to the Depositary, the Depositary and their affiliates or agents will complete the tabulation of all directions. The Trustee will then tender the appropriate number of Shares on behalf of the Plan.

        Subject to the satisfaction of the conditions described in the Offer to Purchase, EMCORE will purchase up to $45 million of Shares that are properly tendered through the Offer. If the total value of Shares tendered exceeds $45 million, the Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

        The conditional tender of Shares described in the Offer to Purchase will not apply to participants in the Plan.

EFFECT OF TENDER ON YOUR ACCOUNT

        In the event that you tender Shares you hold in the 401(k) Company Stock Fund pursuant to the Offer, you will be unable to make transactions in those Shares during the period between 5:00 p.m. New York City time on Tuesday June 9, 2015, and the expiration of the guaranteed delivery period which is expected to occur during the week of June 15, 2015. This is to allow sufficient time for the Depositary to process the tender and any applicable proration of the Shares.

        If you have any questions concerning your account, you should contact Prudential Retirements at 1-800-778-2100 or online at www.prudential.com/online/retirement.

INVESTMENT OF PROCEEDS

        For any Shares in the Plan that are tendered and purchased by EMCORE, EMCORE will pay cash to the Plan. Individual participants in the plan will not, however, receive any cash tender proceeds directly. Should you elect to tender your shares, the Trustee will allocate, on a pro-rata basis, the proceeds from this offer across your pre-determined investment selections (excluding the Company Stock Fund). These allocations will be made in accordance with your investment elections in effect on the date that the Trustee receives the proceeds from this action. If you have made no such election, the proceeds will be invested into the qualified default investment alternative of the Plan.

SHARES OUTSIDE THE PLAN

        If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Prudential Retirements to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

TAX CONSEQUENCES

        While you will not recognize any immediate tax gain or loss as a result of the tender and sale of any Shares attributable to your account in the Plan, the tax treatment of future distributions from the Plan may be impacted. Tender offer proceeds will be subject to all applicable taxes at the time you receive a distribution from the Plan. We encourage you to consult your tax advisor concerning your decision to participate in the Offer and possible tax ramifications.

FURTHER INFORMATION

        If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Prudential Retirements at 1-800-778-2100. If you require additional information concerning the terms and conditions of the Offer, please call MacKenzie Partners, Inc., the information agent of the Offer, toll-free, at (800) 322-2885 or (212) 929-5500 (collect).

Sincerely,

Prudential Retirements

DIRECTION FORM
For Tender of Shares of Common Stock of

EMCORE CORPORATION

At a Purchase Price Not Greater than $6.75 per Share
Nor Less than $6.25 per Share
Pursuant to the Offer to Purchase Dated May 15, 2015

        The undersigned acknowledge(s) receipt of the instruction letter and the enclosed Offer to Purchase, dated May 15, 2015, in connection with the Offer by EMCORE Corporation, a New Jersey corporation ("EMCORE" or the "Company"), to purchase for cash up to $45,000,000 of shares of its common stock, no par value per share (the "Shares"), net to the seller in cash, less any applicable withholding taxes and without interest.

        This Direction Form will instruct the Trustee to tender to EMCORE the percentage of Shares indicated below or, if no percentage is indicated below, all Shares which are held by the Trustee and for the account of the undersigned will be tendered, upon the terms and subject to the conditions set forth in the Offer. If you would like to retain the Shares you own, you do not need to take any action.

I wish to have the Trustee tender        % of the Shares allocable to my interest in the 401(k) Company Stock Fund of the EMCORE Corporation 401(k) Retirement Savings Plan (please enter the applicable percentage—not to exceed 100%).

Unless otherwise indicated above by filling in a percentage less than 100%, if you send this Instruction Form to the Depositary, it will be assumed that all Shares allocable to your interest in the 401(k) Company Stock Fund are to be tendered.

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand, express mail, courier, or other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn. Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn. Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Phone: Toll-free (877) 248-6417 (718) 921-8317 Fax (718) 234-5001

        DELIVERY OF THIS DIRECTION FORM TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        You must sign this Direction Form in the appropriate space provided therefor below. The instructions set forth in this Direction Form should be read carefully before you tender any of your Shares into the Offer.

 PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

        THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

1.
SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

          By checking the box below INSTEAD OF ONE OF THE BOXES UNDER "Shares Tendered At Price Determined By Shareholder," the undersigned hereby tenders Shares at the purchase price as shall be determined by EMCORE in accordance with the terms of the Offer.

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  The undersigned wants to maximize the chance that EMCORE will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by EMCORE in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned's Shares being deemed to be tendered at the minimum price of $6.25 per Share for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving the minimum price of $6.25 per Share.

2.
SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

          By checking ONE of the following boxes INSTEAD OF THE BOX UNDER "Shares Tendered At Price Determined Under The Offer," the undersigned hereby tenders Shares at the price checked. The undersigned understands that this action could result in EMCORE purchasing none of the Shares tendered hereby if the purchase price determined by EMCORE for the Shares is less than the price checked below.

☐ $6.25	☐ $6.55
☐ $6.35	☐ $6.65
☐ $6.45	☐ $6.75

  CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.

  A SHAREHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE DIRECTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

 SIGN HERE

Signature(s):

Print Name(s):

Addresses(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

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  Exhibit (a)(1)(F)
The Depositary for the Offer is
PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
SIGN HERE